Exhibit 99.1

Contact:	John B. Morse, Jr.	For Immediate Release
	(202) 334-6662	August 3, 2007

THE WASHINGTON POST COMPANY REPORTS

SECOND QUARTER EARNINGS

WASHINGTON – The Washington Post Company (NYSE: WPO) today reported net income of $68.8 million ($7.19 per share) for its second quarter ended July 1, 2007, compared to net income of $78.7 million ($8.17 per share) for the second quarter of last year.

Results for the second quarter of 2007 included additional net income tax expense of $9.2 million ($0.97 per share) as the result of a $15.5 million ($1.63 per share) increase in taxes associated with Bowater Mersey Paper Company Limited, the Company’s 49%-owned affiliate based in Canada, and a tax benefit of $6.3 million ($0.66 per share) associated with recent changes in certain state income tax laws. Both of these are non-cash items in the current period, impacting the Company’s long-term net deferred income tax liabilities.

Results for the second quarter of 2006 included charges related to early retirement plan buyouts at The Washington Post newspaper and the corporate office (after-tax impact of $31.4 million, or $3.27 per share) that were largely funded from the assets in the Company’s pension plans. Results for the second quarter of 2006 also included transition costs from Kaplan acquisitions (after-tax impact of $4.8 million, or $0.50 per share), offset by insurance recoveries from cable division losses related to Hurricane Katrina (after-tax impact of $6.4 million, or $0.67 per share) and non-operating gains from the sales of marketable securities (after-tax impact of $19.6 million, or $2.04 per share).

Revenue for the second quarter of 2007 was $1,046.8 million, up 8% from $969.0 million in the second quarter of 2006. The increase is due mostly to significant revenue growth at the education division, as well as an increase at the cable television division. Revenues were down at the Company’s newspaper publishing, magazine publishing and television broadcasting divisions.

Operating income increased in the second quarter of 2007 to $125.3 million, from $97.2 million in the second quarter of 2006, due largely to certain unusual items in the second quarter of 2006 including charges of $50.6 million associated with early retirement plan buyouts and charges of $6.9 million associated with transition costs at Kaplan. These were offset by a $9.6 million increase in Kaplan stock compensation

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expense in the second quarter of 2007 and $10.4 million in insurance recoveries recorded during the second quarter of 2006 from cable division losses related to Hurricane Katrina.

For the first six months of 2007, net income totaled $133.2 million ($13.89 per share), compared with $155.6 million ($16.12 per share) for the same period of 2006. Results for the first six months of 2007 included additional net income tax expense of $6.6 million ($0.70 per share) as the result of a $12.9 million ($1.36 per share) increase in taxes associated with Bowater Mersey and a tax benefit of $6.3 million ($0.66 per share) associated with recent changes in certain state income tax laws. Both of these are non-cash items in the current period, impacting the Company’s long-term net deferred income tax liabilities. Also included in the first six months of 2007 is a significant increase in equity in earnings of affiliates primarily from a gain on the sale of land at the Company’s Bowater Mersey affiliate (after-tax impact of $6.5 million, or $0.68 per share). Results for the first half of 2006 included charges related to early retirement plan buyouts (after-tax impact of $31.4 million, or $3.27 per share); transition costs at Kaplan (after-tax impact of $4.8 million, or $0.50 per share); and a charge for the cumulative effect of a change in accounting for Kaplan equity awards (after-tax impact of $5.1 million, or $0.53 per share) in connection with the Company’s adoption of Statement of Financial Accounting Standards No. 123R (SFAS 123R), “Share-Based Payment.” These items were offset by insurance recoveries from cable division losses related to Hurricane Katrina (after-tax impact of $6.4 million, or $0.67 per share) and non-operating gains from the sales of marketable securities (after-tax impact of $19.6 million, or $2.04 per share).

Revenue for the first half of 2007 was $2,032.4 million, up 6% from $1,917.3 million in the first half of 2006, due to increased revenues at the Company’s education and cable divisions, offset by revenue declines at the Company’s other divisions. Operating income for the first half of 2007 decreased to $217.3 million, from $235.0 million in the first half of 2006, due to declines at the television broadcasting and magazine publishing divisions; a $17.9 million increase in Kaplan stock compensation expense in the first half of 2007; and $10.4 million in insurance recoveries recorded during the second quarter of 2006 from cable division losses related to Hurricane Katrina. These were offset by several unusual items in 2006 including $50.6 million in pre-tax charges associated with early retirement plan buyouts and $6.9 million in transition costs at Kaplan.

The Company’s operating income for the second quarter and first six months of 2007 included $5.8 million and $10.8 million of net pension credits, respectively, compared to $5.7 million and $11.4 million, respectively, for the same periods of 2006, excluding charges related to early retirement programs.

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Divisional Results

Education

Education division revenue totaled $503.5 million for the second quarter of 2007, a 23% increase over revenue of $409.2 million for the same period of 2006. Excluding revenue from acquired businesses, education division revenue increased 14% for the second quarter of 2007. Kaplan reported operating income for the second quarter of 2007 of $37.5 million, up 11% from $33.9 million in the second quarter of 2006. For the first six months of 2007, education division revenue totaled $979.3 million, a 20% increase over revenue of $818.2 million for the same period of 2006. Excluding revenue from acquired businesses, education division revenue increased 12% for the first six months of 2007. Kaplan reported operating income of $71.9 million for the first six months of 2007, a decline of 17% from $86.5 million for the first six months of 2006.

In the second quarter of 2006, Kaplan acquired Tribeca Learning Limited, a leading provider of education to the Australian financial services sector, and incurred $6.9 million in transition costs, which are included in the Professional education results. A summary of Kaplan’s operating results for the second quarter and the first six months of 2007 compared to 2006 is as follows:

	Second Quarter			YTD
(In thousands)	2007	2006	% Change	2007	2006	% Change
Revenue
Higher education	$229,991	$191,855	20	$461,715	$390,200	18
Test preparation	148,519	113,465	31	282,798	223,284	27
Professional	124,977	103,924	20	234,755	204,694	15

	$503,487	$409,244	23	$979,268	$818,178	20

Operating income (loss)
Higher education	$25,217	$22,197	14	$58,214	$51,505	13
Test preparation	25,961	23,923	9	40,592	46,055	(12)

Professional
Operating income, excluding transition costs	13,211	10,187 *	30	22,291	24,291 *	(8)
Transition costs	—	(6,871)	—	—	(6,871)	—

	13,211	3,316	—	22,291	17,420	28

Kaplan corporate overhead	(9,870)	(11,232)	12	(19,699)	(21,342)	8
Other**	(16,971)	(4,316)	—	(29,507)	(7,105)	—

	$37,548	$33,888	11	$71,891	$86,533	(17)

*	Non-GAAP measure
**	Other includes charges accrued for stock-based incentive compensation and amortization of certain intangibles.

Higher education includes all of Kaplan’s post-secondary education businesses in the United States, including fixed-facility colleges as well as online post-secondary and

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career programs. Higher education revenue grew by 20% in the second quarter of 2007 and 18% in the first half of 2007. Enrollments increased 6% to 66,700 at June 30, 2007, compared to 62,700 at June 30, 2006, due to enrollment growth in the online programs. Higher education results for the online programs in the first half of 2007 benefited from increases in both price and demand for higher priced advanced programs. Results at the fixed-facility colleges also benefited from course fee increases, but as previously disclosed, were adversely affected by $2.7 million in lease termination charges in the first quarter of 2007.

Test preparation includes Kaplan’s standardized test preparation and English- language course offerings, as well as the K12 and Score! businesses. Test preparation revenue grew 31% in the second quarter of 2007 and 27% for the first six months of 2007 largely due to the Aspect and PMBR acquisitions made in October 2006. Excluding revenue from acquired businesses, revenue grew 7% in the second quarter of 2007 and 5% in the first six months of 2007 due to overall strength in the traditional test preparation courses, offset by declines in revenue from the K12 and Score! businesses. Operating income for test preparation increased in the second quarter of 2007 due largely to the Aspect and PMBR acquisitions, as well as growth in the traditional test preparation courses, offset by continued weakness from the K12 and Score! businesses. Operating results for the first half of 2007 were down due to weaker results from the K12 and Score! businesses. The K12 results in 2006 included approximately $3.0 million in revenue and operating income related to services provided in prior periods, but for which revenue was not recognized until 2006 when the underlying contracts governing the work were finalized. Score! revenue and operating results are down primarily due to an 11% enrollment decline.

Professional includes Kaplan’s domestic and overseas professional businesses and certain other education businesses outside the United States. Professional revenue grew 20% and 15% in the second quarter and first six months of 2007 largely due to the May 2006 acquisition of Tribeca and the March 2007 acquisition of EduNeering Holdings, Inc., a Princeton, NJ-based provider of knowledge management solutions for organizations in the pharmaceutical, medical device, healthcare, energy and manufacturing sectors. Excluding revenue from acquired businesses, Professional revenue grew 11% in the second quarter of 2007 and 6% in the first six months of 2007. The revenue increases are a result of higher revenues at FTC Kaplan Limited (FTC) due primarily to favorable exchange rates and from growth in the Schweser CFA exam course offerings, offset by continued soft market demand for Professional’s real estate book publishing and real estate course offerings. Operating income increased largely due to the $6.9 million in transition costs in 2006, offset by weakness in Professional’s real estate businesses. FTC operating results are up in the second quarter of 2007, but have declined for the first six months of 2007 due to increases in staffing, occupancy and business development expenses associated with the overall growth in FTC operations.

Corporate overhead represents unallocated expenses of Kaplan, Inc.’s corporate office.

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Other includes charges for incentive compensation arising from equity awards under the Kaplan stock option plan, which was established for certain members of Kaplan’s management. Kaplan recorded stock compensation expense of $13.0 million and $3.4 million in the second quarter of 2007 and 2006, respectively, and $23.2 million and $5.3 million in the first six months of 2007 and 2006, respectively, related to this plan (excluding stock compensation recorded in the first quarter of 2006 related to a change in accounting discussed below). In addition, Other includes amortization of certain intangibles, which increased due to recent Kaplan acquisitions.

Newspaper Publishing

Newspaper publishing division revenue totaled $227.9 million for the second quarter of 2007, a decrease of 7% from $245.6 million in the second quarter of 2006; division revenue decreased 9% to $447.1 million for the first six months of 2007, from $489.0 million for the first six months of 2006. The newspaper division reported operating income of $17.8 million in the second quarter of 2007, compared to an operating loss of $15.4 million for the second quarter of 2006; operating income increased to $32.7 million for the first six months of 2007, compared to $16.7 million for the first six months of 2006. The increase in operating results is due primarily to $46.8 million in pre-tax charges recorded in the second quarter of 2006 associated with early retirement plan buyouts at The Washington Post. Excluding this charge, operating income was down for the second quarter and the first six months of 2007 due to a decline in division revenues, partially offset by a reduction in newspaper division operating expenses, including newsprint expense declines of 22% and 19% for the second quarter and first six months of 2007, respectively.

A summary of newspaper division operating results for the second quarter and the first six months of 2007 compared to 2006 is as follows:

	Second Quarter				YTD
(In thousands)	2007	2006		% Change	2007	2006		% Change
Operating revenues	$227,901	$245,566		(7)	$447,055	$489,038		(9)

Operating expenses, excluding early retirement program expense	(210,143)	(214,182	)*	(2)	(414,371)	(425,617	)*	(3)

	17,758	31,834	*	(44)	32,684	63,421	*	(48)
Early retirement program expense	—	(46,757)		—	—	(46,757)		—

Operating income (loss)	$17,758	$(15,373)		—	$32,684	$16,664		96

*	Non-GAAP measure

Print advertising revenue at The Post in the second quarter declined 13% to $128.4 million, from $148.3 million in the second quarter of 2006, and decreased 15% to $253.6 million for the first six months of 2007, from $298.1 million in the same period of

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2006. The declines are due to reductions in real estate, which was a strong category in the first six months of 2006, along with declines in classified, retail and zones. Classified recruitment advertising revenue declined 22% to $13.2 million for the second quarter of 2007, from $16.8 million in the second quarter of 2006, and was down 25% to $28.9 million in the first half of 2007, compared to $38.6 million in the first half of 2006.

For the first six months of 2007, Post daily and Sunday circulation both declined 2.9% compared to the same period of the prior year. For the six months ended July 1, 2007, average daily circulation at The Post totaled 652,200 and average Sunday circulation totaled 920,000.

Revenue generated by the Company’s online publishing activities, primarily washingtonpost.com, increased 11% to $28.2 million for the second quarter of 2007, from $25.3 million for the second quarter of 2006; online revenues increased 11% to $53.2 million in the first six months of 2007, from $48.2 million for the first six months of 2006. Display online advertising revenues grew 13% and 16% for the second quarter and first six months of 2007, respectively. Online classified advertising revenue on washingtonpost.com increased 11% and 8% for the second quarter and first six months of 2007, respectively. A small portion of the Company’s online publishing revenues is included in the magazine publishing division.

Television Broadcasting

Revenue for the television broadcasting division decreased 1% in the second quarter of 2007 to $87.9 million, from $89.0 million in 2006; operating income for the second quarter of 2007 declined 13% to $35.2 million, from $40.6 million in 2006. The decrease in revenue and operating income is due to a $1.5 million decline in second quarter 2007 political advertising revenue and increased programming expenses.

For the first six months of 2007, revenue decreased 4% to $168.7 million, from $174.9 million in 2006; operating income for the first six months of 2007 declined 17% to $64.6 million, from $78.1 million. The decrease in revenue and operating income is due to $6.3 million in incremental winter Olympics-related advertising at the Company’s NBC affiliates in the first quarter of 2006, a $2.3 million decrease in political advertising revenue and increased programming expenses.

Magazine Publishing

Revenue for the magazine publishing division totaled $73.4 million for the second quarter of 2007, a 13% decline from $84.2 million for the second quarter of 2006; division revenue totaled $134.7 million for the first six months of 2007, a 15% decrease from $159.0 million for the first six months of 2006. Magazine publishing division results in the second quarter and first six months of 2006 included revenue of $5.6 million and $13.3 million, respectively, from PostNewsweek Tech Media, which was

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sold in December 2006. The remainder of the revenue declines is due primarily to a 6% and 9% reduction in advertising revenue for the second quarter and first six months of 2007, respectively, due to fewer ad pages and lower rates at both the Newsweek domestic and international editions, offset by increases at Arthur Frommer’s Budget Travel.

Operating income totaled $12.9 million in the second quarter of 2007, an increase from $11.2 million for the second quarter of 2006. Magazine publishing division results in the second quarter of 2006 included an operating loss of $0.5 million from PostNewsweek Tech Media. The remainder of the increase in operating income is due to a reduction in subscription and magazine paper costs and an increased pension credit, offset by advertising revenue reductions. Operating income totaled $6.9 million for the first six months of 2007, a decline from $10.3 million in the first six months of 2006. Magazine publishing division results in the first six months of 2006 included operating income of $0.8 million from PostNewsweek Tech Media. The remainder of the decline is due primarily to advertising revenue reductions, offset by lower overall operating costs and an increased pension credit.

Cable Television

Cable division revenue of $154.4 million for the second quarter of 2007 represents a 9% increase over 2006 second quarter revenue of $141.1 million; for the first six months of 2007, revenue increased 10% to $303.4 million, from $276.3 million in the same period of 2006. The 2007 revenue increase is due to continued growth in the division’s cable modem and digital revenues, along with revenues from telephone services. The cable division implemented a $3 monthly rate increase for basic video cable service at most of its systems effective February 1, 2006. The Company does not plan to implement an overall basic video cable rate increase in 2007.

Cable division operating income declined to $32.1 million in the second quarter of 2007, versus $39.9 million in the second quarter of 2006; cable division operating income for the first six months of 2007 declined to $60.1 million, from $65.3 million for the first six months of 2006. The cable division results in the second quarter of 2006 benefited from $10.4 million in insurance recoveries from cable division losses related to Hurricane Katrina. Excluding the insurance recoveries, cable division operating income increased in the second quarter and first six months of 2007 due to the division’s revenue growth, offset by higher depreciation expense and increases in technical and telephony costs.

At June 30, 2007, Revenue Generating Units (RGUs) grew 9% due to continued growth in high-speed data subscribers and increases in the basic video and digital video subscriber categories. The cable division began offering telephone service on a very limited basis in the second quarter of 2006; as of June 30, 2007, telephone service is being offered in all or part of systems representing 82% of homes passed. A summary of RGUs is as follows:

Cable Television Division Subscribers	June 30, 2007	June 30, 2006
Basic	696,673	686,002
Digital	220,557	211,158
High-speed data	316,357	261,262
Telephony	23,990	185

Total	1,257,577	1,158,607

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Corporate Office

The corporate office operating expenses decreased to $10.3 million and $19.0 million for the second quarter and first six months of 2007, respectively, from $13.0 million and $22.0 million for the second quarter and first six months of 2006, respectively. The decrease is due to $3.8 million in pre-tax charges recorded in the second quarter of 2006 associated with early retirement plan buyouts at the corporate office.

Equity in Earnings (Losses) of Affiliates

The Company’s equity in losses of affiliates for the second quarter of 2007 was $0.1 million, compared to losses of $0.6 million for the second quarter of 2006. For the first six months of 2007, the Company’s equity in earnings of affiliates totaled $8.9 million, compared to losses of $0.7 million for the same period of 2006. In the first quarter of 2007, the equity in earnings of affiliates included a gain of $8.9 million on the sale of land at the Company’s Bowater Mersey Paper Company Limited affiliate. The Company holds a 49% interest in Bowater Mersey Paper Company.

Other Non-Operating Income (Expense)

The Company recorded other non-operating income, net, of $4.3 million for the second quarter of 2007, compared to non-operating income, net, of $33.7 million in the second quarter of 2006. The second quarter 2007 non-operating income, net, includes $3.8 million in foreign currency gains. The second quarter 2006 non-operating income, net, includes $31.6 million in pre-tax gains related to sales of marketable securities and $2.3 million in foreign currency gains.

The Company recorded other non-operating income, net, of $5.1 million for the first six months of 2007, compared to other non-operating income, net, of $33.5 million for the same period of the prior year. The 2007 non-operating income includes $4.6 million in foreign currency gains. The 2006 non-operating income includes pre-tax gains of $31.6 million related to sales of marketable securities and foreign currency gains of $2.9 million.

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Net Interest Expense

The Company incurred net interest expense of $3.5 million and $6.1 million for the second quarter and first six months of 2007, respectively, compared to $3.9 million and $8.6 million for the same periods of 2006. At July 1, 2007, the Company had $405.6 million in borrowings outstanding at an average interest rate of 5.5%.

Provision for Income Taxes

The effective tax rate for the second quarter of 2007 was 45.4%, compared to 38.0% for the second quarter of 2006. As previously discussed, results for the second quarter of 2007 included an additional $15.5 million in income tax expense related to Bowater Mersey, the Company’s 49%-owned affiliate based in Canada. The Company previously recorded deferred income taxes on the equity in earnings (losses) of Bowater Mersey based on the 5% dividend withholding rate provided in the tax treaty between the U.S. and Canada. In the second quarter of 2007, the Company obtained additional information related to Bowater Mersey’s Canadian tax position and determined that deferred income taxes on the equity in earnings (losses) of this investment should be recorded at a 35% tax rate. $12.9 million of the expense relates to 2006 and prior years; $2.6 million of the expense relates to the first quarter of 2007. The Company concluded that these charges are not material to the Company’s financial position or results of operations for 2007 and prior years, based on its consideration of quantitative and qualitative factors. Also included in the second quarter of 2007 is a $6.3 million income tax benefit related to a change in certain state income tax laws enacted in the second quarter of 2007. Both of these are non-cash items in the current period, impacting the Company’s long-term net deferred income tax liabilities. Excluding the impact of these items, the effective tax rate for the second quarter of 2007 was 38.0%.

The effective tax rate for the first six months of 2007 was 40.8%, compared to 38.0% for the first six months of 2006. As previously discussed, results for the first six months of 2007 included an additional $12.9 million in income tax expense related to the Company’s Bowater Mersey affiliate and a $6.3 million income tax benefit related to a change in certain state income tax laws enacted in the second quarter of 2007. Excluding the impact of these items, the effective tax rate for the first six months of 2007 was 38.0%.

Cumulative Effect of Change in Accounting Principle

In the first quarter of 2006, the Company adopted SFAS 123R, which requires companies to record the cost of employee services in exchange for stock options based on the grant-date fair value of the awards. SFAS 123R did not have any impact on the Company’s results of operations for Company stock options as the Company adopted the

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fair-value-based method of accounting for Company stock options in 2002. However, the adoption of SFAS 123R required the Company to change its accounting for Kaplan equity awards from the intrinsic value method to the fair-value-based method of accounting. As a result, in the first quarter of 2006, the Company reported a $5.1 million after-tax charge for the cumulative effect of change in accounting for Kaplan equity awards ($8.2 million in pre-tax Kaplan stock compensation expense).

Earnings Per Share

The calculation of diluted earnings per share for the second quarter and first six months of 2007 was based on 9,536,132 and 9,542,040 weighted average shares outstanding, respectively, compared to 9,613,269 and 9,609,735, respectively, for the second quarter and first six months of 2006. The Company repurchased 20,506 shares of its Class B common stock at a cost of $15.6 million during the first half of 2007.

Forward-Looking Statements

This report contains certain forward-looking statements that are based largely on the Company’s current expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results and achievements to differ materially from those expressed in the forward-looking statements. For more information about these forward-looking statements and related risks, please refer to the section titled “Forward-Looking Statements” in Part I of the Company’s Annual Report on Form 10-K.

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Second Quarter		% Change
	2007	2006
Operating revenues	$1,046,773	$969,041	8
Operating expenses	(863,139)	(820,946)	5
Depreciation	(54,060)	(49,512)	9
Amortization of intangibles	(4,314)	(1,378)	—

Operating income	125,260	97,205	29
Equity in losses of affiliates, net	(135)	(562)	(76)
Interest income	2,705	2,539	7
Interest expense	(6,159)	(6,439)	(4)
Other income, net	4,345	33,701	(87)

Income before income taxes	126,016	126,444	0
Provision for income taxes	(57,200)	(47,700)	20

Net income	68,816	78,744	(13)
Redeemable preferred stock dividends	(230)	(245)	(6)

Net income available for common stock	$68,586	$78,499	(13)

Basic earnings per share	$7.22	$8.20	(12)

Diluted earnings per share	$7.19	$8.17	(12)

Basic average shares outstanding	9,501,817	9,575,020
Diluted average shares outstanding	9,536,132	9,613,269

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THE WASHINGTON POST COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except share and per share amounts)

	Year-to-Date		% Change
	2007	2006
Operating revenues	$2,032,381	$1,917,321	6
Operating expenses	(1,700,571)	(1,581,053)	8
Depreciation	(107,509)	(98,537)	9
Amortization of intangibles	(7,046)	(2,767)	—

Operating income	217,255	234,964	(8)
Equity in earnings (losses) of affiliates, net	8,948	(741)	—
Interest income	5,981	4,142	44
Interest expense	(12,084)	(12,698)	(5)
Other income, net	5,146	33,526	(85)

Income before income taxes and cumulative effect of change in accounting principle	225,246	259,193	(13)
Provision for income taxes	(92,000)	(98,500)	(7)

Income before cumulative effect of change in accounting principle	133,246	160,693	(17)
Cumulative effect of change in method of accounting for share-based payments, net of taxes	—	(5,075)	—

Net income	133,246	155,618	(14)
Redeemable preferred stock dividends	(715)	(736)	(3)

Net income available for common stock	$132,531	$154,882	(14)

Basic earnings per share:
Before cumulative effect of change in accounting principle	$13.94	$16.71	(17)
Cumulative effect of change in accounting principle	—	(0.53)	—

Net income available for common stock	$13.94	$16.18	(14)

Diluted earnings per share:
Before cumulative effect of change in accounting principle	$13.89	$16.65	(17)
Cumulative effect of change in accounting principle	—	(0.53)	—

Net income available for common stock	$13.89	$16.12	(14)

Basic average shares outstanding	9,507,564	9,572,639
Diluted average shares outstanding	9,542,040	9,609,735

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THE WASHINGTON POST COMPANY

BUSINESS SEGMENT INFORMATION

(Unaudited)

(In thousands)

	Second Quarter		% Change	Year-to-Date		% Change
	2007	2006		2007	2006
Operating Revenues:
Education	$503,487	$409,244	23	$979,268	$818,178	20
Newspaper publishing	227,901	245,566	(7)	447,055	489,038	(9)
Television broadcasting	87,863	88,970	(1)	168,697	174,884	(4)
Magazine publishing	73,418	84,166	(13)	134,661	158,951	(15)
Cable television	154,421	141,095	9	303,396	276,270	10
Intersegment elimination	(317)	—	—	(696)	—	—

	$1,046,773	$969,041	8	$2,032,381	$1,917,321	6

Operating Expenses:
Education	$465,939	$375,356	24	$907,377	$731,645	24
Newspaper publishing	210,143	260,939	(19)	414,371	472,374	(12)
Television broadcasting	52,660	48,379	9	104,083	96,743	8
Magazine publishing	60,504	72,952	(17)	127,730	148,605	(14)
Cable television	122,324	101,214	21	243,280	210,962	15
Corporate office	10,260	12,996	(21)	18,981	22,028	(14)
Intersegment elimination	(317)	—	—	(696)	—	—

	$921,513	$871,836	6	$1,815,126	$1,682,357	8

Operating Income (Loss):
Education	$37,548	$33,888	11	$71,891	$86,533	(17)
Newspaper publishing	17,758	(15,373)	—	32,684	16,664	96
Television broadcasting	35,203	40,591	(13)	64,614	78,141	(17)
Magazine publishing	12,914	11,214	15	6,931	10,346	(33)
Cable television	32,097	39,881	(20)	60,116	65,308	(8)
Corporate office	(10,260)	(12,996)	21	(18,981)	(22,028)	14

	$125,260	$97,205	29	$217,255	$234,964	(8)

Depreciation:
Education	$14,299	$11,577	24	$28,352	$23,610	20
Newspaper publishing	9,566	8,898	8	18,810	17,756	6
Television broadcasting	2,374	2,476	(4)	4,732	4,901	(3)
Magazine publishing	568	635	(11)	1,109	1,276	(13)
Cable television	26,888	25,561	5	53,776	50,425	7
Corporate office	365	365	0	730	569	28

	$54,060	$49,512	9	$107,509	$98,537	9

Amortization of intangibles:
Education	$4,020	$914	—	$6,288	$1,839	—
Newspaper publishing	292	292	0	584	584	0
Television broadcasting	—	—	—	—	—	—
Magazine publishing	—	—	—	—	—	—
Cable television	2	172	(99)	174	344	(49)

	$4,314	$1,378	—	$7,046	$2,767	—

Pension Credit (Expense):
Education	$(906)	$(648)	40	$(1,748)	$(1,318)	33
Newspaper publishing	(2,601)	(48,671)	(95)	(5,200)	(50,578)	(90)
Television broadcasting	306	303	1	612	630	(3)
Magazine publishing	9,285	8,317	12	17,774	16,633	7
Cable television	(320)	(378)	(15)	(639)	(756)	(15)
Corporate office	—	(2,900)	—	—	(2,900)	—

	$5,764	$(43,977)	—	$10,799	$(38,289)	—

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